ITEM 77Q(a)(ii)
MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS

FEDERATED INSURANCE SERIES
Amendment No. 9
to the
DECLARATION OF TRUST
Amended and Restated as of December 7, 1993


	THIS Declaration of Trust is amended as follows:

A.	Strike the first paragraph of Section 5 of Article III from the
Declaration of Trust and substitute in its place the following:

"Section 5.  Establishment and Designation of Series or Class.

	Without limiting the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

		Federated American Leaders Fund II
		Federated Equity Income Fund II
		Federated Fund for U.S. Government Securities II
		Federated Growth Strategies Fund II
		Federated High Income Bond Fund II
		Federated International Equity Fund II
		Federated Prime Money Fund II
		Federated Quality Bond Fund II
		Federated Small Cap Strategies Fund II
		Federated Strategic Income Fund II
		Federated Utility Fund II"

	The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 20th day of May, 1999.

	WITNESS the due execution hereof this 20th day of May, 1999.
/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Edward L. Flaherty, Jr.
Thomas G. Bigley		Edward L. Flaherty, Jr.

/s/ John T. Conroy, Jr.		/s/ Peter E. Madden
John T. Conroy, Jr.		Peter E. Madden

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ William J. Copeland		/s/ Wesley W. Posvar
William J. Copeland		Wesley W. Posvar

/s/ J. Christopher Donahue		/s/ Marjorie P. Smuts
J. Christopher Donahue		Marjorie P. Smuts

		/s/ John S. Walsh
James E. Dowd		John S. Walsh

Current as of:  8/18/94